USA Mobility, Inc. Investor Conference Call
May 26, 2006
11:00 a.m. Eastern Time

Operating Results for the 1st Quarter Ended March 31, 2006

Operator: Good morning and welcome to USA Mobility’s First Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, Peter Barnett, COO, Tom Schilling, CFO & Treasurer, Mark Garzone, Executive Vice President of Marketing and Shawn Endsley, Controller. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for this Company Update. Before we begin the presentation on our quarter I want to remind everyone that:

Today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses and income as well as other predictive statements or plans dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable, based upon available information, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete contained in our 2005 Form 10-K, which was recently filed with the SEC, for a description of these risks and uncertainties. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Before we review our first quarter results, I want to take a moment to thank all of you for your patience over the past few months. As you know, we’ve been working diligently during that time to complete our year-end financial audit and amend certain financial statements for prior years. Thankfully, we successfully completed this time-consuming exercise earlier this week and made the appropriate filings. While the process was clearly important and necessary for the company – and was, in fact, initiated as a result of our own internal review – we recognize that it was also a distraction for many of our investors since it delayed the timetable for reporting our year-end results, as well as caused the postponement of our originally scheduled annual meeting of stockholders and various other company events. Tom Schilling will comment on the details of the financial restatements momentarily, but I wanted to let you know that we are grateful for your support and understanding during this period.

With the filings finally behind us, we now have greater visibility on several other upcoming investor events that I wanted to bring to your attention. We plan to host our annual meeting of shareholders as well as our investor day, in conjunction with releasing our second quarter operating results. This most likely will take place in early August and the meetings will be held in New York City. All shareholders, of course, are invited to attend our shareholder meeting. We will keep you advised of those details when they are firmed up.

Since our last earnings call took place only seven weeks ago, we thought we’d keep our prepared remarks deliberately brief this morning. Importantly, however, we are hopeful our abbreviated agenda will allow some additional time for us to address your questions.

The first quarter of 2006, of course, was the first quarter since the merger on November 16, 2004 for the company to present a complete year-over-year comparison of quarterly data, and we believe this year’s first quarter results compare very favorably to the first quarter of 2005 in a number of ways. In a few moments, Tom will go over the specifics.

However, among the highlights are:

Number one: Year over year subscriber trends continue to improve with a significant reduction in absolute unit losses. We expect that these recent trends will continue for the remainder of the year, however at this point we do not expect to see dramatic improvements.

Number two: Revenue trends also improved from a year ago, with the annual rate of revenue decline continuing to narrow. Again, we currently expect the rate of erosion to continue to improve consistent with recent trends.

Number three: Operating expenses, which management has the most control over, were reduced at a faster rate than the revenue decline. Going forward, we believe operating expenses will continue to trend down, but most likely at a slower rate as many of the larger merger-related cost savings occurred in 2005.

Number four: As a result of the improving annual revenue trend and our aggressive cost reduction program, USA Mobility turned in a strong EBITDA quarter of $38.6 million, representing a margin of 28.6%.

During the quarter we also made considerable effort to raise the visibility of paging services as a central component of emergency relief planning among both government agencies and private industry. Such effort included testimony before the FCC panel exploring the ineffectiveness of many communications systems during last year’s hurricane season, with paging networks comparing exceptionally well against other wireless providers. We also joined the American Association of Paging Carriers or AAPC in January to help promote the advantages of paging and foster closer relationships with public decision-makers.

In addition, we took important steps during the quarter to reposition the company as a provider of not only paging services but of multiple wireless services as well. This initiative included the launch of our corporate branding program with a new corporate logo and tagline, “One Source for Wireless”. The goal of the program is to emphasize the scope of our product and service offerings. We also hired an experienced wireless executive from Nextel Communications, Mark Garzone, as our new Executive Vice President for Marketing to manage the program.

During the past few months we have continued to explore alternative uses of our paging networks and nationwide distribution capabilities as an avenue to potentially offset the continued loss of paging revenue. While there are no specific agreements or third-party discussions we can report on at this time, we believe in this potential and are carefully reviewing these opportunities.

On balance, we are off to a solid start in 2006. As we move forward to execute our business plan this year, we hope to build on the significant record of accomplishments we achieved in 2005. With the merger integration now essentially completed, we will turn our full attention and energies to managing our consolidated organization as a single enterprise with the focused mission of maximizing cash flow and enhancing shareholder value.

I’ll comment on other corporate initiatives in a few minutes, including our ongoing network rationalization project, specific goals and strategies for 2006, and plans for returning capital to shareholders. But first I’d like to ask Tom to review the company’s recent financial filings and first quarter operating results....

Mr. Schilling: Thanks Vince, and good morning.

As most of you are aware we filed our 2005 Form 10-K on Wednesday, May 24, just after filing our 2004 Form 10-K/A, and 2005 Form 10-Q/A’s for the first, second, and third quarters of 2005. These filings reflect various restatements from our previously filed financial results, and I will review some of the more significant items included in the restatement before moving on to the first quarter results.

First, the value of our deferred tax asset, or DTA has been restated beginning December 31, 2003 the date which Arch first removed the valuation allowance against the DTA, and for each period after that through September 30, 2005. At December 31, 2005 the value of the DTA is $226 million. The restatement of our DTA does not change our assessment of the usability of our tax assets, and we expect to utilize our DTA prior to their expiration.

As disclosed in our Form 8-K from April 7, 2005, we determined a restatement was necessary for our accounting of Asset Retirement Obligations, or ARO, under FAS 143. The ARO restatement required us to restate back to Arch’s emergence from bankruptcy on May 29, 2002 to correct for two mistakes.

First, under fresh start accounting rules Arch was required to adopt FAS 143 as of May 29, 2002, the date it emerged from bankruptcy. Arch originally did not adopt FAS 143 until December 31, 2002. The second mistake was Arch failed to correctly assess the fair value of asset removal costs associated with its transmission assets, and instead recognized much of the actual expense as an operating cost as incurred.

The ARO restatement resulted in an increase in our assets and liabilities, an increase to depreciation expense, an increase to accretion expense, and a reduction to service, rental and maintenance expense in 2002 through 2005.

Along with the ARO restatement we have changed our statement of operations presentation. ARO accretion expense which was previously reported as part of our service, rental, and maintenance expense is now being reflected in “Depreciation, Amortization, and Accretion”. Accretion is a non-cash expense item and we believe it is more appropriate to include along with depreciation and amortization.

During our ARO assessment, we determined we should restate depreciation beginning at the merger between Arch and Metrocall to create classes of transmission assets each with their own useful life assumptions. The asset classes are based on our network rationalization plans to remove those assets from service, and are consistent with the timing in our ARO assumptions. This had a net effect of decreasing depreciation expense in 2004 and 2005.

Finally in reviewing the past depreciation expense we discovered that Arch had made errors in its depreciation expense in 2003. The errors were made in the calculation of accelerated depreciation expense associated with Arch’s network deconstruction activities. In total 2003 depreciation expense was increased by $7.6 million to correct for these errors.

Our 2004 Form 10-K/A and 2005 Form 10-K provide more detail on the restatements and their effects on the previously reported financial results. In addition we’ve provided schedules with our news release that summarize the impacts across the periods affected.

However in summary for the 40 month period being restated from June 2002 through September 30, 2005 the net effect was as follows. Depreciation expense increased $14.8 million, all other operating expenses decreased $5.8 million, operating income was reduced $9.0 million, and net income was reduced $2.5 million.

On the balance sheet at September 30, 2005 deferred tax assets decreased $4.4 million; property, plant and equipment decreased $10.4 million; accounts receivable decreased $700,000, and goodwill increased $2.8 million. Liabilities increased $8.1 million, and equity was reduced by $20.8 million.

As Vince mentioned we appreciate the patience of our investors during this restatement process. We are relieved and pleased to have the restatements behind us, and be able to focus 100 percent on 2006 and the future. Now, I’d like to share a few thoughts on the first quarter results.

First, our subscriber base where, Vince mentioned, we continue to see modest but consistent improvement in the rate of erosion. As of March 31, 2006 the company had 4,634,000 units in service, consisting of 4,002,000 direct units and 632,000 indirect units. The annual rate of decline in units was 17.6 percent in first quarter, compared to an annual rate of 18.1 percent in fourth quarter 2005, and 21.7 percent in first quarter 2005, on a pro forma basis. While the improvement has been steady and consistent, it has not been dramatic, and we do not see any evidence at this time that we will see a dramatic change in this trend in the near term.

Net units lost during the first quarter totaled 252,000, a sequential decline of 5.2 percent from the fourth quarter of 2005. As we discussed on our fourth quarter call, the increase in the first quarter sequential rate of decline was expected.

Total revenue for the first quarter was $134.9 million, a decline of 18.6 percent from first quarter 2005. This is an improvement from the 20.3 percent annual rate of decline in the fourth quarter of 2005, and the 22.7 percent decline in the first quarter 2005 on a pro forma basis.

On a sequential basis revenue declined $8.5 million, or 5.9 percent from the $143.4 million reported for the fourth quarter of 2005.

Total paging revenue per unit, or RPU, in the first quarter was $8.80, compared to $8.90 in the fourth quarter. RPU for direct units in the quarter was $9.44, compared to $9.57 in the fourth quarter, or a 1.4 percent decrease. Indirect RPU was $4.89 in the first quarter, a 3.4 percent decrease from $5.06 in the fourth quarter.

Operating expense, excluding depreciation, amortization, and accretion, for the first quarter was $96.2 million, a reduction of $5.3 million or 5.3 percent from fourth quarter. Compared to the year ago quarter operating expenses were reduced $26.7 million or 21.7 percent, which outpaced our rate of revenue decline.

Service, rental and maintenance, or SRM expenses in the first quarter were $48.0 million, reflecting a 2.8% reduction from the fourth quarter, and a 14.8% reduction from first quarter of 2005. As we’ve discussed on previous calls, one of the most significant components of our SRM expense is our transmitter site rents. Our actual cost savings lag the network rationalization activity due to long-term commitments of some of the leases associated with the deconstructed transmitters.

First quarter Selling and Marketing expenses were $10.9 million, an increase of about 5.6% from fourth quarter. The increase resulted from additional focus and re-staffing of our marketing department as well as filling sales positions which were open in the fourth quarter.

General and administrative expenses were reduced by 9.0% to $35.7 million in the first quarter from $39.3 million in the fourth quarter. Compared to the year ago quarter G&A expense have been reduced by $12.7 million, or 26.3%.

EBITDA, which we define as operating income plus the add-back of depreciation, amortization, and accretion and for which we have provided a reconciliation in our news release, was $38.6 million, or 28.6% of revenue.

Depreciation, amortization, and accretion expense was $18.8 million in the first quarter, a 29.4% reduction from the fourth quarter of 2005. The fourth quarter included the remainder of the depreciation expense associated with the legacy Arch two-way paging network which we completed decommissioning in the fourth quarter. That is the primary reason for the large reduction from fourth quarter to first quarter.

Operating income for the first quarter was $19.8 million, and income before tax was $20.5 million. Our income tax expense was $8.2 million, resulting in net income of $12.3 million, or 45¢ per share.

Capital expenses were $4.4 million and driven primarily by device purchases.

Our Cash balance at March 31, 2006 was $76.3 million, an increase of $38.7 million from the $37.5 million balance at December 31, 2005.

Based on our first quarter results we remain comfortable with the financial guidance included in our April 3rd new release, and discussed on our April 4th investor conference call.

Finally, we are in the process of finalizing our Form 10-Q for the first quarter of 2006 and expect to file with the SEC shortly.

With that, I’ll turn it back over to Vince.

Mr. Kelly: Thanks, Tom.

Before we open up the call for questions, I want to comment briefly — as promised — on several subjects that may be on your mind, including: number one: Network Rationalization; number two: Our Marketing Focus; number three: Subscriber Trends; number four: Our Goals and Strategies for 2006; and number five: Our Plans for Returning Capital to Shareholders.

With Respect to our Network Rationalization Update,

As you know, our overall merger integration was substantially completed in the fourth quarter, as was deconstruction of the legacy Arch two-way network. However, our one-way network rationalization program is ongoing and will continue for several more years as we work to create added efficiencies and eliminate unnecessary costs.

During the first quarter we continued to eliminate redundant locations and excess capacity, including the removal of an additional 492 transmitters and the addition of approximately 50 new one-way sites. In the course of this year we expect to remove more than 1,200 additional transmitters, and move another 800 sites from individual leases to sites covered under our more cost-effective master lease agreements with Global Signal and American Tower. We also expect to add and/or build some sites during 2006 to meet specific customer requirements or expand coverage areas. However, we expect a significant net reduction over the next few years that will substantially reduce our long-term operating costs.

As previously announced, we expect to consolidate approximately 50% of our paid transmitters onto Global Signal sites by the end of 2008, making them our largest landlord – at an annualized cost of approximately $12 million per year. Our 2008 site lease cost is expected to include Global Signal for about 50% of our paid tower portfolio, American Tower for nearly 30%, and numerous other landlords with higher site costs for the remaining 20%. In the meantime, however, we will continue to look for more favorable rates and terms from those higher cost landlords.

In addition to our transmission network rationalization, we continue to reduce our number of paging terminals or “switches”. We began this year with 308 paging terminals and in the first quarter we decommissioned 23. Total targeted paging terminal consolidations this year are 68, which would be a 22% reduction in terminals. This consolidation will result in lower telecommunications costs over time as well as keep our maintenance costs down.

In addition to telco savings associated with paging terminal decommissions, we have been working hard to maximize our long-term contract with AT+T resulting in the consolidation of inbound and outbound service in our larger centers thereby reducing our monthly costs.

Now Turning to our Marketing Focus,

As mentioned earlier, we launched a major initiative in the first quarter to reposition the company and refocus our marketing goals.

As of March 31st, our sales and marketing staff consisted of 468 professionals, all of whom are involved in selling the company’s paging products and services on a nationwide basis as well as reselling other wireless products and services — such as Nextel and Cingular mobile phones and Blackberry wireless email devices, under authorized agent agreements. They also offer customers and prospective customers a range of wireless support services.

Our recent Marketing initiatives underscore USA Mobility’s commitment to our customer base, our distribution network and our sales force as a provider of multiple wireless solutions, including paging, mobile telephony, tracking and other vertical wireless data applications. Our intent is to serve the full range of wireless needs of our enterprise customers in the business, healthcare, government and emergency response sectors. We will continue to evaluate additional emerging wireless opportunities, in order to fulfill the long-term needs of our customers nationwide.

Another ongoing initiative that we believe will help us better serve the needs of our business customers, is our “in process” redesign of our customer facing web site. When completed this project will revamp the content, creative material and functionality of usamobility.com. Our planned e-commerce engine will represent a lower cost sales channel with which we can service our valuable customer base. We will be capable of segmenting content delivery by audience and maximizing our cross selling opportunity with this new tool.

Also, as noted earlier, we have continued to make the case for paging’s emergency response capabilities with government agencies and others. We are also aggressively marketing our network capability at the Federal, State and local level, touting its ability to provide mission critical communications for emergency teams and first responders. We believe our voice is definitely being heard by many decision-makers at many levels and thus we remain optimistic that additional business opportunities will be established. As we move into another hurricane season, we hope the decision makers make the choice that makes sense. That choice was obvious during Katrina and its obvious today – Paging Services from USA Mobility.

With respect to our Subscriber Trends,

As discussed earlier, year-over-year subscriber trends continued to improve in the first quarter, even though net unit loss has increased from the fourth quarter, consistent with our expectations and prior guidance. We ended the quarter with just over 4.6 million units in service, compared to 5.6 million at March 31, 2005.

As you know our net unit losses are comprised of our paging gross additions driven by our sales force and offset by our gross losses or churn, coming from customer cancellations. We’ve been happy with the productivity and the gross placement results our sales force has delivered. Our gross cancellations through the first quarter were also lower than what we anticipated.

We expect net unit disconnects will continue for the foreseeable future and our base will continue to decline – albeit at a slower pace when measured year over year. We remain optimistic that our core paging users will continue to recognize paging’s clear advantages of low cost, reliability and superior network coverage. As a result, as previously noted, we will continue to focus on our sales and service efforts around these “core” groups of business users.

Now with respect to our Business Goals and Strategies for 2006,

beyond the full-year financial guidance previously provided – strategically:

•	We will continue to review opportunities to generate additional revenues from our existing network infrastructure and nationwide sales force as well as evaluate potential opportunities outside the company that may support our overall cash flow focused objectives. At this time we have nothing new to report in this area, but are continuing our evaluation of this potential. We are also cognizant of our commitment to return capital to our shareholders as a priority, so we will remain disciplined with respect to our evaluation of such opportunities.

•	Other possible sources of revenue we might look at, of course, include existing paging assets in the United States. As we’ve said previously, management and the Board will continue to have an open mind with respect to any economically accretive investment opportunity. Importantly, however, we would scrutinize any such transaction very carefully to ensure it offered value and fit our long-term business strategy.

•	From an operating standpoint, our business goals for 2006 are:

-— To continue to improve and refine our sales and marketing initiatives, as noted earlier, especially those surrounding our core group of business users.

-— To continue to implement our one-way network rationalization plan and gain additional savings through site vendor negotiations.

-— To pursue additional business efficiencies in the areas of telecommunications expense, pager repairs, inventory and call center management.

-— and to continue to run the business consistent with our free cash flow based Mission Statement.

Lastly, number five: Plans for Returning Capital to Shareholders,

I wanted to comment briefly on the issue of future uses of cash. As I stated on our April 4th investor call, the Board is committed to reviewing this question from time to time and returning capital to shareholders. The subject was discussed at our regularly scheduled Board meeting earlier this month, but no decisions were made at that time. The Board is continuing to assess the situation and we will report to shareholders when this assessment is completed. Obviously, any decision would be based on the board’s judgment with respect to the company’s operating performance, outlook, including future capital investment requirements and stock price.

With that, I would like to ask the operator to open up the line for your questions. In order to allow everyone a chance to ask a question, we would ask you to limit your initial questions to one and a single follow-up. After that, the operator will circle back for additional questions as time allows.
Operator?

Operator: Thank you. At this time if you’d like to ask a question, please press the star key followed by the digit one on your touch-tone phone. Once again, it is star one to ask a question.

Our first question comes from Stuart Quan of Zander Capital. Go ahead, please.

Stuart Quan:	Hey, good morning, Vince. Can you hear me OK?

Vince Kelly:	Yes, I can, Stu.

Stuart Quan: I just wanted to clarify when you mentioned looking at any opportunities outside the company. Was that just paging assets, or would you consider things outside of paging?

Vince Kelly: Stuart, we would consider things outside of paging. We continue to evaluate a number of opportunities. But they are things that would be in support of our overall mission to service our customers, the enterprise customers, wirelessly. So, whether that’s additional mobile telephony initiatives, additional wireless data initiatives, tracking initiatives, those types of things are things that we would be interested in.

What we’re hesitant to do is we don’t want to give up the discipline that we’ve established of being very focused on a free cash flow company, generating cash and ultimately returning that cash to shareholders. So, it’s probably not in the cards to go, say, do a big acquisition of a negative cash flowing entity or something like that. That’s not what we’d be looking at.

What we’re looking at is with 80 percent of the Fortune 1000 as a customer base, with a huge percentage of our customer base in the medical, in hospital type arena, and in the emergency responder arena, we’re looking at things that would be complementary so that our sales force could sell it, that we could make margin on, and that would also at the same time, Stuart, support our free cash flow base strategy.

Stuart Quan: Would you look to things outside the telecom industry?

Vince Kelly: You know, you can never say never, but right now we’re not really focused on things outside the telecom industry.

Stuart Quan: OK. Thank you.

Operator: We’ll go next to Andrew Sole at Esopus Creek Value. Go ahead, please.

Andrew Sole: Good morning. Thanks for taking my call. I was hoping that you might be able to talk a bit about the Advanced Metering alliance. In your K you mentioned that you had about $93,000 in proceeds that were received as other income for a few months of ’05. The question is, is that a part of the royalty stream that you’re receiving from the net monitoring revenue?

And the follow-up question would be when could we look for more disclosure on this alliance?

Vince Kelly: Shawn Endsley, our controller, will discuss what the numbers were that were in our K.

Shawn Endsley: The amounts that are in there we are treating the repayment on the note that they gave us to purchase our licenses. That’s being treated on a cash basis. And that $93,000 relates to that.

The royalty stream doesn’t occur until approximately 36 months after the signing of the note.

Andrew Sole:	OK. Thanks.

Operator:	We’ll go next to ...

Andrew Sole:	And I ...

Operator:	Go ahead.

Andrew Sole: No. And I guess the follow-up was when could we look for some more disclosure regarding how this alliance is performing or what the future holds for this?

Vince Kelly: As more information comes to us and as we make more progress with AMDS and with the folks that actually make the meters, a company called Census, we’ll make sure to get that disclosure in our public filings and we’ll talk about it on our earnings calls. There’s really nothing new to report for this quarter, so we really didn’t put a lot of focus on that.

Andrew Sole:	OK. Thanks so much.

Vince Kelly:	Sure.

Operator: We’ll go next to Matt Teplitz at Quaker Capital Management. Go ahead, please.

Matt Teplitz: Hi. This is really a follow-up to, I think, questions that were asked at the fourth quarter call. If I recall properly, the rough sort of – I don’t know if guidance is the right word – but expectations you were trying to set for ’06 were EBITDA somewhere around $115 million to $120 million. If you annualize this quarter you’re somewhere around the – I guess right around the $150 million.

I’m hard pressed to get to your number without a catastrophic decline, which doesn’t sound like you’re predicting. So, I’m wondering if you could some how give us a little more clarity on where these numbers come from.

Vince Kelly:	If you looked at the guidance that we gave last quarter ...

Matt Teplitz:	Right.

Vince Kelly: the high end of the range would be $500 million in revenue, $370 million in operating expenses, because you got to pick the lower number to get the higher cash flow, and $15 million in cap ex. So, that would imply about $115 million that we would call the high end of the cash flow range. And we just did about $34.2 million if you take the cap ex out of the cash flow. And $34.2 million obviously would annualize to about $137 million. And we’re looking at $115 million at the high end of the range.

And the primary reason for that is that as we go forward the rate of revenue erosion is going to be greater than our ability to reduce cost, even though we had a great first quarter and we took a lot of cost out. We can’t keep up with it. And even if the rates were the same the revenue’s a much larger number from an absolute perspective. So, what happens is it begins to squeeze the amount of cash flow that you generate in future quarters, barring a significant slowdown in that rate of revenue erosion, which obviously is tied to the subscriber erosion.

And we have seen improvements in the rate of subscriber erosion, particularly when you look at it in a year over year basis. But if you just kind of trend it forward, the range that we gave – and we’re probably comfortable at the higher end of that range right now obviously. But the range that we gave is reasonable with respect to what we’re seeing going on in the business in the trends in our customer base.

Matt Teplitz: Because I guess what I’m sort of asking – I guess what was implied in – although it sounds like you didn’t come in as bad as you expected – was that Q1 is when I guess at the end of the year people they assess some needs for the coming year and they either beat you up on price or they cancel altogether. It sounds like you didn’t come in as bad as you expected. And so, I’m wondering does that imply that we would start to see some of the seasonal benefit in the coming quarters or not?

Vince Kelly: It could. I just want to be cautious with respect to how we guide you. We talked about this prior to the call. We’re still comfortable with the range that we gave. And we’re going to have to, quite frankly, look and see as we go forward what impact that we can have on those trends, particularly with respect to the gross cancellations. Our salespeople are actually doing a very good job right now. They’re placing a lot of units and we’re doing what we need to do on the gross placement side of the equation.

The issue for us is on the gross cancellation side of the equation. And there’s some things there that we can control with respect to giving our customers good service, answering the phone when they call, making sure that pagers work, and giving them good, solid product. But there’s some things that we can’t control, which you might term as technology drift.

And so, that’s the big unknown. And when you get right down to it, that is the big question here for this company and this organization going forward. And that’s one of the reasons why we’ve also put a lot of time and effort into selling other wireless products and services, so that we establish and maintain those relationships and don’t give competing technologies an entrée into that customer to say, hey, why do you need paging. Just go with my BlackBerry devices. Instead, we’ll sell them BlackBerry devices. We’ll sell them paging. We’ll do a number of things. All that, we hope, over time mitigates the impact of subscriber churn on our overall results.

But at this point – and I hear you with respect to what you’re saying what the first quarter would imply by multiplying it by four. But we can’t lose sight that we’re in a business that is declining and that decline unfortunately on the top line in an absolute sense is going to be greater than the ability to take costs out for the foreseeable future. And so, that’s why we have the guidance that we gave and that’s why we’re standing by it.

Matt Teplitz: All right. Can I ask you just one other quick question? It’s not really even operational. It’s just simply given that the restatement of the K is done, the Q is imminent, would you anticipate, I guess, a better investor relations effort? Because the current one it doesn’t help. Let’s just leave it at that.

Vince Kelly: Yes. Let me comment on that. And I hear you and I agree with you 100 percent. You’re absolutely right. We were in a very unfortunate situation because as going through the audit this year we discovered a number of errors that were done in the past that, quite frankly, this financial accounting team inherited. They fixed them, but it took a long time and it took a long time with our auditors. And as a result, we ended up having to cancel and investor meeting that we had already scheduled and were ready to do. We had already worked on the presentation. Quite frankly, our history has been to be very open with our shareholders and we share a lot of information.

Unfortunately, we got tied up on that. We did comment early April. And I think the transcript of the investor call and the presentation we made in early April was some 69 pages long. So, we did put a lot of effort out there. It doesn’t replace an investor meeting, but we did give a lot of information in that call in early April.

We came to you today as soon as we could once we got the 10-Q numbers finished. And Tom and his team will be getting that filed shortly.

And what our plan would be right now before we would speak to the investor base again would be to complete the second quarter results, get those numbers together, and then probably come to New York and meet with you guys. And while we haven’t picked the date we’re thinking that when we release our earnings we have a quick shareholder meeting early that morning, then we open it up for a broader investor meeting, and then that investor meeting the entire management team presents soup to nuts what we see in our business, what we see in our industry, where we’re going. We envision that meeting would also be attended by a number of our directors, a couple of whom are also shareholders, one of whom is a significant shareholder in this company.

And we would give you guys unfettered access to management at that meeting to ask away. We’d Webcast it obviously for those that couldn’t participate in person, but we would be there in person.

And my guess at this point is that’ll be early August. So, you’ll get a couple benefits from that. You’ll get the second quarter numbers, so you’ll have a view of the year and the outlook with the first two quarters kind of under everybody’s belt. And you’ll have a presentation on the business, as I said, that will cover both operations and strategy going forward and access to not only myself and the chief financial officer and the chief operating officer, but other professionals that run our marketing department, our sales department, and some of our directors.

So, that’s the goal right now. You’re absolutely right. I apologize for it. It’s not the way we want to treat our shareholders. We want you to have full access. And going forward we will make a much better effort to do so.

Matt Teplitz:	All right. Thank you.

Operator:	We’ll go next to Matthew Shefler at ISF. Go ahead, please.

Matthew Shefler: Yes. Can you comment on whether the change to the Global Signal sites in any way compromising levels of service? And how do you measure that? How can we know that the product is not declining in quality?

Vince Kelly: Our chief operating officer, Peter Barnett, will take that question. Go ahead, Pete.

Peter Barnett: The – as we move from existing sites to new sites we look at the distance between the sites and we do an RF propagation study of that entire market and look at any possible loss of signals. In some cases we might deem so far as to add two sites to replace one site with a reduced cost of those two sites as compared to the one site that we’re replacing. So, we carefully act.

From a number of transmitters perspective as compared to other competitors in our industry, our system today, our primary system that we sell on, is significantly larger from a footprint and a penetration perspective that our competitors, we feel, based on due diligence and everything else that we come against.

Matthew Shefler: That’s not the question I asked you. I asked you – I didn’t ask you relative to your competitors. I asked you if the quality of the service as you’re making these moves is decreasing or improving or just remaining the same. That’s what I’d like to understand.

Peter Barnett: We would absolutely not make a site move that would have a less propagation in any of the markets that we’re trying to cover. If anything, we want increased propagation, penetration, and in some cases, like I said, we are putting in two sites to replace one where it’s cost effective.

Vince Kelly: And also, Matthew, understand that when we merged both Metrocall and Arch had nationwide networks that were effectively redundant. So, last year our big effort was to take down one of the redundant two-way networks we had. Metrocall had a two-way network. Arch had a two-way network. We shut that down with no loss of service.

This year and going forward our focus is on the one-way networks, but Arch had multiple large one-way networks. Metrocall had multiple large one-way networks. I said earlier that in the first quarter when we took down 492 sites, we also added 50 additional one-way sites. We will continue to add sites on a case by case basis as we go forward through the year, specifically with respect to specific customer requests.

So, the question you’re asking is as we rationalize our network are we reducing our service levels to our customer base. And the answer is no.

Matthew Shefler: OK. Good and with your new marketing efforts, aside from pagers, can you indicate to us whether those are successful at this point, too early to be determined? And if too early to be determined, when will you know?

Vince Kelly: Well, our marketing efforts with respect to selling other products and services that we think complement pagers to date have been very successful. We sell a lot of mobile phones for Nextel. We will sell a lot of mobile phones for Cingular. We’re selling a lot of BlackBerrys right now. We’re ramping that business up. Mark Garzone, our Executive Vice President of Marketing, was brought in to specifically do that.

One of the things that we think is important is that when we sell those other products and services and offer them to an account that have multiple wireless products and services that we’ve been able with our sales rep to maintain that relationship so that we’re there when they have a question so that we’re bringing new products to them. And I think so far it’s been very successful.

Matthew Shefler: How do I know that when I look at your P&L, your printed information? Are there line items? Maybe I’m just missing it.

Vince Kelly: When you say how do you know that, how do you know if the marketing efforts have been successful ...

Matthew Shefler: In terms of numbers or units. Do you provide any kind of detail, as you do with paging units, or, no, not at this point?

Tom Schilling: We don’t provide units on cellular sales at this point.

Matthew Shefler: OK. I just want to also echo the last caller’s comments. My sense is – and I can’t be sure about this. But my sense is that there was going to be an investor conference in June and again, I may be wrong. Maybe it was July. But I think considering what’s happened with the equity I think that it’s a mistake to wait till August to do this. I think this is a company that’s in sort of freefall.

If you guys are confident about what you’re doing with the business and see some future here, I think it – I think there’s some obligation to come to New York and do this earlier. It’s just my personal opinion, but as a shareholder I would highly encourage you to do that.

Vince Kelly: Thank you very much for that and we will take that into advisement and discuss it. But I want to make sure, Matthew, if there’s any question that you want to ask us you can ask us right now and we’ll answer it.

Matthew Shefler:	I have a whole range of questions, so I’ll get back onto the queue.

Vince Kelly:	OK.

Matthew Shefler:	Thank you.

Operator: We’ll go next to Ed Kressler at Angelo, Gordon & Company. Go ahead, please.

Ed Kressler: Hey, good morning, guys. You had mentioned earlier that the rate of revenue erosion is going to be greater than your ability to cut costs on a go forward basis. One of the areas where I saw some of that – some of the actual cost reduction looking fairly good is on the G&A side. Can you just comment on what drove the G&A reduction in the quarter? And is that a repeatable type reduction or is this mainly a result of the migration of the customer billing system?

Tom Schilling: Part of it was the customer billing system that really resulted and helped us drive a lot of headcount savings in the last half of 2005 and then results in payroll savings in 2006. So, a lot of it was headcount driven in the G&A category.

Ed Kressler: OK and then just as a quick follow-up, now that we’ve got a K, we just made a Q, where are we with the NASDAQ delisting? Can you provide a little color on that?

Tom Schilling: Yes. We actually did notify NASDAQ of our filing of the 2005 10-K. And once we file the 10-Q it is our – it’s our understanding that we would then be back in compliance and that the whole delisting issue would go away.

Ed Kressler: Is this effectively a rubber stamp in NASDAQ, or is this something I should be on pins and needles about?

Tom Schilling: No, I don’t think it’s anything to be on pins and needles about. It’s a review they are required to go through when anybody is filing late. We had an oral hearing with them a few weeks ago where we explained our plan. And so far we’re consistent with the plan we presented to them to get ourselves filed and back in compliance. And once we’re in compliance our expectation is the issue is then closed with NASDAQ.

Ed Kressler:	Great. Thanks very much.

Operator:	We’ll go next to Lance Vitanza at Concordia. Go ahead, please.

Lance Vitanza: Thanks for taking the call. On the gross – if we look at the direct one-way product, it looks like you added 108 customers, which is down sharply from the last couple of quarters. Could you comment on why that is? And do you expect a rebound in Q2, or is 108 – is that kind of a good number that you guys are happy with?

Vince Kelly: The 108,000 that we added on the direct one-way subscriber base in the first quarter was about what we anticipated for the first quarter. And it won’t – it should not be that much different for the second quarter as well. So, it’s not that it went down from 126,000 and we said it was a bad quarter. It’s about what we expected based on what we’ve done with the sales headcount. And so, that’s within, as I said – both our gross placements and our cancellations were within our expectations.

Lance Vitanza: So, then – OK. So, then should we expect – just as follow-up to that, should we expect that to be sort of the kind of the new sort of steady state level, or should we expect a further decline in subsequent quarters?

Vince Kelly: You should expect further declines in the longer-term in subsequent quarters. That’s consistent with the guidance that we’ve given and consistent with the trends in this business.

Lance Vitanza: OK. Thanks. I have another question, but I’ll get back in the queue.

Vince Kelly:	Thanks.

Operator:	We’ll go next to John Kim at Alpine Capital. Go ahead, please.

John Kim:	Hi, Vince. How are you?

Vince Kelly:	Fine. How are you?

John Kim: Good. You had mentioned in the selling and marketing effort that the sales force is making good progress in terms of units being sold. My question is what are they seeing in terms of pricing in the marketplace vis-à-vis the competitors or – because I’m just looking at the RPU trends, which are trending down. And I’m wondering how that is going to be addressed and when we can expect stabilization and/or an upward increase on that.

Vince Kelly: Well, a couple things there. First of all, when the overall weighted average RPU is trending down a lot of that ...

John Kim: Actually I’m talking about the indirect – I mean, the direct one-way particularly.

Vince Kelly: Yes, that’s what I’m talking about. The direct one-way weighted average RPU is really a composite of RPUs from all our customers, large and small. And what you’re seeing is the smaller customers are still leaving at a faster rate than the larger customers, yet the larger customers have lower RPUs.

John Kim: Right, because they have the volume ...

Vince Kelly: So, we’re seeing a little bit of impact from just the way the base is changing because the smaller customers will have one or two units we tend to charge more for. The larger customers get volume discounts.

Now, that aside, it’s still relatively competitive out there. We still go up against a number of other paging companies that are either established in the business or trying to get a better foothold in the business. So, there’s still competitive bid situations going on and it’s still, I’d say, a very aggressive environment with respect to the overall pricing.

John Kim: Right. Just a quick follow-up on what you said. In terms of percentage of institutional versus smaller customers in that direct one-way, what percentage was it last – at the end of the year and then this quarter?

Vince Kelly: We’re not breaking that out at this time. I think that’s one of the things that we’re considering when we do our shareholder meeting, is to break out the verticals with respect to our subscriber base. But we haven’t given that information in the past. So, I don’t want to start right now.

John Kim:	OK. Thanks.

Operator:	We’ll go next to Evan Steen at EOS. Go ahead, please.

Evan Steen: Yes. Thanks. Some of my questions were just answered. One question I have is could you comment at all on the suit with Verizon that you guys filed?

Vince Kelly: I think the filings, if you’re able to read them, basically speak for themselves. So, if you just follow those we felt like there was a nationwide agreement that required our consent before a license transfer was filed. We didn’t get it. And we object to that.

Now, having said that, we’re hopeful that we’ll be able to get this resolved very soon. I’ve had discussions with Verizon. And I think we have a solution. And as soon as we get the solution implemented we’ll do the appropriate filings and we’ll let everybody know.

Evan Steen: OK. The second question, when someone asked before with regards to projected expenses and revenues and so on and so forth, you subtracted capital expenditures. Can you just clarify? When you gave those cost estimates last quarter, 370, 380, are you including the cap ex in that number, or is the cap ex in – a separate line item that you mentioned, the 15 to 20?

Tom Schilling: It’s a separate line item. The operating expense of $370 million to $380 million is operating expenses less depreciation and amortization and accretion. And the capital expense range in addition to that was $15 million to $20 million.

Evan Steen: OK. So, I got confused when you – when the question was asked saying that the estimates seemed low and they couldn’t rationalize how they could possibly be that low for the balance of the year. And then you took approximately the 39 that you did in this quarter less the $4 million and you used the number 34. And then you annualized that to 137 and compared that to the 130. So, it seemed to me you were comparing apples and oranges. I was confused.

Tom Schilling: OK. Well, I think if you take the EBITDA minus cap ex for the first quarter you end up with about $34 million. And that’s what we were going from. But we’re continuing to see top line erosion at a rate that’s in the first quarter at 18 percent. And we continue to expect to see those trends continue from a revenue erosion standpoint through the remainder of the year.

And, as we mentioned, while we’re very happy with the cost reductions we achieved throughout 2005 and into the first quarter – and if you look at quarter over quarter, the rate of operating expense reductions actually outpaced those of the revenue erosion. We do not expect that to be the case in the remainder of the year.

Evan Steen: OK. Let me ask it a different way. That I understand completely. If I take the high end of the revenue 500, the low end of the expense 370, that implies an EBITDA of 130. You did 39 in the first quarter. That implies roughly for the nine months or the balance of the year $90 million. Is that correct?

Tom Schilling:	At the high end of the range.

Evan Steen:	At the high end of the range, correct.

Tom Schilling:	Exactly.

Evan Steen: OK. Fair enough. And then lastly, as a previous caller mentioned, I sit here and I remember when the companies were separate. As you indicated, there was that chart that indicated what percentage of customers at small, medium, large percentages of pagers and what the prices they were owned.

Can you give us any sense – because I think what people are trying to wrestle with on a direct side, particularly revenue per month as it keeps dropping is we don’t really have any metrics to sort of say, OK, when does this sort of stabilize in terms of pricing. Forget about the units, just in terms of pricing. And that is because we don’t have the statistics of what percentage of those units are from small customers and what the difference is between the large customers are paying per month and the small customers.

And, as you guys just said, you might give guidance. I would encourage that because it’s really hard. We’re just sort of flying blind. I don’t know if they’re paying an average of $5 a month. I do not know – or if they’re paying an average of $6 or $4. Who knows or how that’s changing. I understand it’s competitive, but it makes it very difficult trying to get a sense of where that’s going, other than the general guidance you’re giving.

Tom Schilling: Evan, let me just address that we’re – as Vince said, we are reviewing that type of information to enhance some of the disclosures we make.

The – part of the issue has been is that the Metrocall system, the billing system, has been merged into the legacy Arch billing system. We really only have a few quarters of data on that and we’d like to get a few more quarters of data so that we have some consistent basis to be able to present that information going forward. So, we’ll evaluate that through the last part of the year because I think you can draw incorrect conclusions in terms of trends based on just two quarters of information.

Evan Steen: OK.

Tom Schilling: So, we’d like to make sure that it’s consistent and understandable before we start presenting it.

Evan Steen:	OK. Fair enough. Thank you very much.

Operator:	We’ll go now to Steve Zogas at Okumus Capital. Go ahead, please.

Steve Zogas: Vince, you mentioned on this call that the board met earlier this month and that in regards to capital allocation no decision was made. Can you just give us some color on what sort of things the board looked at and anything you’re able to disclose?

Vince Kelly: I just want to stick with what I said. The board looked at it. We’re continuing our assessment. And as soon as we complete that assessment we will let the shareholders know.

Steve Zogas: OK. The only reason I bring it up is because of the exception of one of your directors most of the other directors own very little stock currently. In fact, they only owned it because the board passed a mandate to own 1,500 shares. So, I’m just a little concerned on the necessity they see to come to some sort of conclusion in the near term.

Vince Kelly: OK. I appreciate that and I will share that with the board.

Steve Zogas: OK and just my second follow-up question is, Tom, in terms of working capital it was a positive this quarter. And most of 2005 was a negative. Could you just give us some framework on how we should think about that going forward?

Tom Schilling: I’m just trying to think in terms of the guidance. I would expect to see some gains, through the remainder of the year. I would expect to see some contribution from working capital given the stability we now have in our billing system platform as we go forward. So, I would expect the first quarter to be fairly consistent as we go forward.

Steve Zogas: So, you guys had about – this is a follow-up to that. You guys had about $33 million of cash, severance and restructuring expense in ’05 per the 10-K filed yesterday.

Tom Schilling: Yes.

Steve Zogas: And you expensed on the income statement about $16.5 million roughly. So, is it fair to say that – is the remainder of that basically in working capital?

Tom Schilling:	In 2005?

Steve Zogas:	Yes.

Tom Schilling: Yes. It would have been a reduction of our cash, but it would have been booked in 2004.

Steve Zogas:	Right, but it basically would have been on the line as an accrual?

Tom Schilling:	Yes.

Steve Zogas: OK. So, those should be largely – with the exception of whatever severance you have planned for ’05 – excuse me, ’06, that should be largely gone?

Tom Schilling:	Right.

Steve Zogas:	OK. Thanks.

Operator:	We’ll go next to Matthew Shefler at ISF. Go ahead, please.

Matthew Shefler: Yes. Hi. Just kind of a follow-up on the non-pager business. Would it be possible – I haven’t really done the arithmetic –to take the total RPU by multiplying that by units and sort of anything left over – would that be – show up on the revenue line for your cell phones and BlackBerrys and so on?

And, again, I would just ask you if you can give us some sense of why you’re satisfied with kind of the effort in this area. It would be very helpful. Thank you.

Vince Kelly: Well, the RPU is calculated external to the revenue that we make off of the BlackBerrys and cell phones. So, that’s not included in there at all. So, I’m not sure I’m following your question, but I don’t want you to think that there’s some component of our RPU when we talk about paging RPU that’s got cellular phone revenue in it because that’s not the case.

I would also caution you, Matt, that taking RPUs – the RPU is determined based on an average of the customer base during the quarter because it’s obviously built month by month through the quarter so that we’re not just taking the ending. You only take the ending – at the rate of decline we have, you would calculate a different number if you only took the ending RPU.

I think your question is you’d like to see more disclosure around what our revenue is specifically from these other areas.

Matthew Shefler: Yes. And I think my general question is there has not been – and this is sort of a board question. There’s not been significant share repurchase activity. My understanding is why that has not occurred is because of concern about damaging access to the net operating loss carry forward. And I don’t even know if it’s relevant at this price. And, therefore, I kind of wonder if we’re sort of squandering assets and company capital by embarking in this new effort versus just kind of trying to maximize the current asset that we have.

Vince Kelly: Yes. I don’t think that we’re squandering effort or squandering capital, embarking on a new effort, because we’re not spending a ton of money. We didn’t spend a lot of money on the re-branding effort. We’re selling products that are really, I think, complementary to our paging services. For instance, when we sell a cellular phone we get paid a commission for that, and it’s positive margin. So, there’s no loss.

As a matter of fact, I think what you’re seeing is that the improving trends we have in our subscriber base on a year over year basis would be worse if we weren’t able to sell some of these complementary services. It’s hard to quantify that, but anecdotally when you talk to our sales force and you ask them do you think we maintain these relationships longer because we sell multiple products and services, the answer that comes from them is almost unanimously absolutely.

And also anecdotally, if you asked our better salespeople that maintain these relationships do you think you are interested in staying with USA Mobility as a sales career more so because we sell multiple wireless products and services than you would if we were just selling paging, again the answer is a resounding yes.

So, I think it’s an important component of our market basket, but I don’t think that from a standpoint of are we squandering company assets I don’t think that’s the case.

Matthew Shefler: OK. Well, I just – would just reinforce that you guys are making the point that you’re very – you’re pleased with this effort and it’s doing what you sort of expected it would do. And it’s very typical to read what that is from the outside.

Vince Kelly: Yes. And part of it, though, is qualitative. It’s hard to quantify. We can’t go to our customers and survey them and say, “Would you have left paging if we didn’t also sell you BlackBerries?” It’s just – we don’t have that data. I wish we did.

Matthew Shefler: Well, I’m trying to understand how many BlackBerries and phones you’re selling. That’s what I’m trying to do, and understand what your expectation is with your sales force.

Vince Kelly: Yes. Last year we sold about 36,000 mobile phones, to put it in perspective for you. It’s not an enormous, gigantic number. It doesn’t come close to what we’re doing on the paging side. It’s a small piece of our business, but it’s something that we can offer our customers.

Matthew Shefler:	OK. Thank you.

Vince Kelly:	Thank you.

Operator: We’ll go next to Matt Teplitz at Quaker Capital Management. Go ahead, please.

Matt Teplitz: Hi. Maybe this is kind of a culmination of the prior questions and maybe a little frustration that essentially we’re going to have regular silence again until August after this call. Are you – can you give any sort of insight into your expectations just for the second quarter? I mean, we’re a week from June. You must have a pretty good idea of what your expenses are going to be for the quarter and a reasonable idea of what revenues look like.

Vince Kelly: We gave last quarter annual guidance and we chatted about the fact that we felt still good about that guidance for this year. We’re not going to give and we’re not prepared to give second quarter guidance at this point.

Matt Teplitz: I wish you guys would rethink that given the general – given where the stock is, given the inability or unwillingness to buy back stock. It would be helpful to give people a bit of visibility.

One other question. Can you quantify again what your expectations are for the sort of severance expense for the year?

Tom Schilling: Yes. I think we said originally about $4 million to $5 million would be about the range we’re expecting this year. It should be down significantly from last year.

Matt Teplitz:	OK. And that’s still the case?

Tom Schilling:	Yes.

Matt Teplitz:	And can I ask one last question?

Vince Kelly:	Sure.

Matt Teplitz: On the sales and marketing front, I guess the number’s essentially flat or actually up slightly year over year. I guess the question is – again, obviously some of that’s marketing. Some of it’s obviously for heads. Given the decline in gross adds year over year, can you talk about that at all?

The sales and marketing expense is primarily driving the gross adds. But you have to be careful because when you look at the year over year a lot of our subscriber adds are also add-ons to existing accounts. And as your base gets smaller, just by definition, the amount of add-ons that you do or gross adds that you do are going to go down. The same is true on the cancellations.

Right now our salespeople are operating at a relatively high productivity level. Each one of them is selling well over on an average basis 100 pagers a month, which by historical standards that’s at the top end of the range that we’ve been able to do in this industry, even in the years where the industry was growing gangbusters.

So, from our perspective they’re performing well. I think that the cost that you see in the first quarter press release is just about entirely associated with that effort. And most of it is commissions expense to the salespeople in order to place products into the market.

Tom Schilling: Matt, I’d also comment. I think you made the comment that sales and marketing expenses increased year over year. I think you’re probably looking at reported numbers. You got to keep in mind that 2004 reported was Arch stand alone for 10-and-a-half months and then combined for the last 45 days of 2004. We did provide in our press release the pro forma income statements for 2004 to 2005, where you’ll see about a $22 million roughly reduction in sales and marketing expense.

Matt Teplitz: I was just comparing Q1 to Q1, ’06 to ’05 is all, which I assume is comparable. But ...

Vince Kelly:	OK.

Tom Schilling:	Yes, that is comparable.

Matt Teplitz:	OK.

Matt Teplitz:	If I’m going to abuse my rights, one more last question then.

Vince Kelly:	Go for it.

Matt Teplitz: Walk me through one more time – and it probably comes down to which buckets you guys put expense in. But the G&A number obviously is very large for a company of your size at this point. And I know you guys aren’t squandering money, but it does seem like a big number. Is there stuff in there – are there other enterprises you might typically put in different parts of their operations? Why is that such a big number?

Tom Schilling: The – a couple of big pieces where I think you may see folks change around a little bit. That’s where our customer service is. Our customer service expenses all come through G&A. Our ...

Logistics expenses.

Yes, logistics expenses on our inventory for ...

Inventory shipping actually, yes.

shipping of pagers, et cetera. Those are some large items that you could easily classify as almost a cost of service type of product in some companies. So, it’s hard to map them to what everybody else does, but we can give you – if you look at our K we actually give some breakdown of some of the expenses that roll through each of the items.

Matt Teplitz: OK.

Tom Schilling: And you can make your own determination about what’s in there then.

Matt Teplitz: Has the – this is just a follow-up to a prior question. Has the board – because I think the gentleman from ISF who was asking about the whole issue of preserving the deferred tax asset, which on the face of it is a valuable asset – but to the extent net income keeps shrinking and there’s no income to shelter, at some point isn’t it – I mean, is the board wrestling with whether it isn’t just cheaper to buy a million shares per quarter?

Vince Kelly: Well, as I said, the board is looking at a number of things with respect to what we’re going to do with our uses of cash. And obviously the stock price was one of them. We just hadn’t made the decision yet. And as soon as we make the decision we’ll let everybody know.

Matt Teplitz: OK. And I guess finally – the points I’m just – I’m asking are – I guess what I’m asking is or encouraging that the board not necessarily view the preservation of the deferred tax asset as the ultimate purpose of the entity.

Vince Kelly: Right.

Matt Teplitz: It becomes a diminishing value if you report increasingly diminished net income. There’s no income to shelter.

Vince Kelly:	We understand.

Matt Teplitz:	OK. Thank you.

Operator: We’ll go next to Ronnie Kaplan at Wolf Point Capital. Go ahead, please.

Ronnie Kaplan: My question has been answered. Thanks.

Operator: Then we’ll go next to Lance Vitanza at Concordia. Go ahead, please.

Lance Vitanza: Thanks. Actually back on the deferred tax asset, did you say that it was $226 million at March ’06?

Tom Schilling: Yes.

Lance Vitanza: OK. How does that – what’s the difference between that and $110 million of NOLs that I saw in the K at December of ’05? Or how should I – how do I think about that?

Tom Schilling: I have to look. Where are you – are you talking about in the $110 million

Lance Vitanza: Yes. I mean, I’m just trying to understand in terms of how much income you really can shelter here. Is it the $226 million that you talked about on the call or is it the $110 million of NOLs that you say that you have available to you in your 10-K that you just filed? And what’s the difference between those two numbers?

Tom Schilling: The amount of income that we can shield – the $226 million is the tax effected savings of income tax. The $226 million represents the tax value of that. So, you would have effective rate on $226 million. Our effective tax rate is about 40 percent. So, the amount of income you can shield is about – we’re calculating here real quick – yes, is the – we can save over – about $500 million of income that can be free from tax.

The net operating losses are just a component of the tax assets. And that’s where if you divide the $42 million that’s in our K, the 42,337 that’s in the 2005 net operating loss, divide it by your effective tax rate, that’s about $105 million ...

Lance Vitanza:	And, I’m sorry, the ...

Tom Schilling:	up close.

Lance Vitanza:	The $42 million what does that represent?

Tom Schilling: It’s – if you look at our 10K on page F27, you see the breakout of the tax – the deferred tax assets that adds up to the $226 million. You’ll see the different components of the various tax attributes that add up to the $226 million.

Lance Vitanza: OK.

Tom Schilling: Each of those are presented on a net basis, which is tax effected. So, this is the tax savings essentially that you should be able to achieve from the gross tax attributes.

Lance Vitanza: OK. And then – yes, see, I was looking down below where it says – in the first paragraph below the table where it talks about the $110 million.

Tom Schilling: Yes. Of the $110 million, it’s just the amount of the NOL or the tax attributes that expire through 2025.

Lance Vitanza: OK. All right. Thanks. And did you pay any cash taxes in Q1?

Tom Schilling: No. It’s a de minimus amount, so – yes, we do have certain states that don’t respect the NOLs and the deferred tax assets, but it’s a de minimus amount.

Lance Vitanza: OK. Thank you.

Operator: That concludes today’s question-and-answer session. I’ll turn the conference back to our speakers for any closing comments.

Mr. Kelly: Once again, thank you for joining us today. We look forward to seeing many of you at our annual meeting of shareholders and speaking to you when we release our second quarter results. Thanks and have a great day!

END